CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-43675 and 333-69479) pertaining to the Thrift Savings Plan, in the Registration Statement (Form S-8 No. 333-04042) pertaining to the 1996 Long-Term Incentive Plan and the 1996 Employee Stock Purchase Plan, in the Registration Statement (Form S-3 No. 333-49019) pertaining to the registration of $225 million in debentures, and in the Registration Statement (Form S-3 No. 333-69453) pertaining to the registration of 11,700 shares of common stock of our report dated January 22, 1999, with respect to the consolidated financial statements of Wilmington Trust Corporation and subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1998.




Philadelphia, Pennsylvania
March 30, 1999